Exhibit 99.1

Itron Appoints Mary Hemmingsen to Board of Directors

Finance Executive Brings More Than 30 Years of Energy Industry Expertise

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--October 11, 2022--Itron, Inc. (NASDAQ: ITRI), which is innovating the way utilities and cities manage energy and water, announced today the appointment of Mary Hemmingsen, an energy and infrastructure industry executive with deep utility industry expertise, to its board of directors, effective Oct. 7.

Hemmingsen brings more than 30 years of expertise in finance, asset management, project delivery, business development and governance. Since 2017, she has served in a variety of executive advisory roles for energy industry organizations as well as board roles. From 2013 to 2017, Hemmingsen was a global partner and gas, power and utilities industry lead at KPMG. Previously, she held senior executive positions in business and project development within the power and utilities group at Brookfield, a global asset management company, and several executive and corporate finance positions at BC Hydro Power Authority. Hemmingsen joins Itron’s board after gaining extensive board experience, including positions with InstarInvest Asset Management, The Crossing Group, EverGen Infrastructure, Graham Construction Income Trust, Spoke Resources Ltd. and Recircle Ltd.

“Hemmingsen’s strong business and financial background, including governance and audit acumen, as well as her expertise in integrating strategy, risk and ESG into a sustainable competitive advantage makes her an ideal candidate for Itron’s board of directors,” said Diana Tremblay, chair of Itron’s board of directors.

“We welcome Mary to the board and believe her deep expertise in finance and the utility sector as well as her extensive board experience will be an asset to Itron’s board of directors as we drive company performance and create value for shareholders,” said Tom Deitrich, Itron’s president and chief executive officer.

“I am honored to join Itron’s board of directors and look forward to furthering Itron’s mission and enhancing shareholder value,” said Hemmingsen.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure solutions to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
669-770-4643